Exhibit 3.1

ARTICLES OF ASSOCIATION

OF

KORNIT DIGITAL LTD.

PRELIMINARY

1.   In these Articles, unless the context otherwise requires:

“Affiliate” means an entity or person, which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such shareholder of the Company.  For the purposes of these Articles, “Control” shall mean with respect to any entity, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise, including without limitation the ownership of the majority of the voting shares of any such entity or the right to appoint more than fifty percent (50%) of the members of the board of directors of such entity.  The term “Controlled” shall have a correlative meaning.

“Company” means Kornit Digital Ltd.

“Initial Investors Group” means Yahel Productions K.D.M and Events Ltd., Moshe Nur, Yossi Nuriel, Gabi Weinstock and Avi Weinstock.

“IPO” means the closing of the Company’s first underwritten public offering of its Ordinary Shares on an internationally recognized stock market.

“Fortissimo” means Fortissimo Capital Fund II (Israel) L.P., a partnership organized under the laws of the Cayman Islands.

“Founders Group” means Ofer Ben Zur, I.T.S Industrial Technologic Solutions Ltd., Ganadi Rosin, Asaf Bram and Avi Sterling.

“Law” means the Israeli Companies Law 5759-1999 as shall be in effect from time to time and any other law that shall be in effect from time to time with respect to companies and that shall apply to the Company.

“Liquidation Event” — shall be deemed to be occasioned by, or to include, (i) the liquidation, dissolution or winding up of the Company; (ii) the acquisition of the Company by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation), provided that the applicable transaction shall not be deemed a liquidation unless the Company’s shareholders constituted immediately prior to such transaction hold less than 50% of the voting power of the surviving or acquiring entity; or (iii) a sale, lease, license or other transfer of all or substantially all of the assets of the Company.

“Major Shareholder” means each (a) holder of Series A-1 Preferred and (b) holder of at least three percent (3%) of the Company’s share capital, assuming full exercise and/or conversion of all Company securities exercisable and/or convertible into Ordinary Shares.

“New Securities” means any equity interest in the Company, whether now or hereafter authorized, any rights, options or warrants to purchase such equity interests, and securities of any type or nature whatsoever that are convertible or exercisable (directly or indirectly) into equity interests, issued after the Original Purchase Date; provided, however, that the term “New Securities” does not include (i) securities issued pursuant to the Share Purchase Agreement dated July 18, 2011 (the “SPA”), (ii) securities issued upon conversion of the Series A-1 Preferred; (iii) securities issued to employees, consultants, officers, and directors of the Company in exchange for services pursuant to any arrangement approved by the Board of Directors; (iv) securities issued pursuant to the conversion of any convertible securities or the exercise of any shares or options to be issued to bona fide employees, directors or consultants of the Company or of the Company’s subsidiaries pursuant to the Company’s option plan or share incentive plan which shall be approved by the Board of Directors; (v) securities issued in connection with any share split, share dividend, or recapitalization by the Company; (vi) securities issued pursuant to the acquisition of another business entity by the Company by merger, purchase of substantially all of the assets or shares, or other reorganization whereby the Company will own not less than a majority of the voting power of the surviving or successor corporation; (vii) securities issued in connection with obtaining lease financing, whether issued to a lessor, guarantor, or other person, if such issuance is approved by the Board of Directors; (viii) securities issued to vendors or customers of the Company, or to other persons in similar commercial arrangements with the Company, if such issuance is approved by the Board of Directors; (ix) securities issued in connection with corporate partnering transactions to a third party entering into a material license, supply, manufacture or purchase agreement with the Company or to a strategic investor, if such issuance is approved by the Board of Directors; and (x) any right, option, or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to clauses (i) through (x) above.

“Original Purchase Date” means the date of the closing of the SPA.

“Original Preferred A-1 Purchase Price” means $US 83.0243 with respect to each Preferred A-1 Share.

“Permitted Transferee” means any transferee of a shareholder who is: (i) in the case of a shareholder who is a natural person, any parent, spouse or lineal descendant of such shareholder; or (ii) an Affiliate of such shareholder, or (iii) any beneficiary of a trust which is a shareholder, (iv) as to a shareholder which is a general or limited partnership, its partners or members, as the case may be; limited or general partnerships managed by the same management company or the same managing general partner; or limited or general partnerships managed by an Affiliate of the management company or the managing general partner of the general or limited partnership in question (e.g. managed by general partners which are under similar control as the general partner of such Major Shareholder), or (v) as to Fortissimo, also transferees that become transferees either (A) in a transfer which is part of a transfer of a significant portion of a portfolio of investments of Fortissimo, or (B) a transfer resulting from a regulatory constraint applicable to Fortissimo, (or any of its the Affiliates, if applicable), in each case unless such transfer is to a  competitor of the Company as shall be resolved by the Board of Directors immediately prior to such transfer.

“Pro Rata Portion” means the ratio that (x) the sum of the number of Ordinary Shares held by a Major Shareholder immediately prior to the issuance of New Securities or sale of Ordinary Shares, as applicable, assuming full exercise and/or conversion of the Series A-1 Preferred and of all Company’s securities exercisable and/or convertible into the Ordinary Shares then held by such Major Shareholder, bears to (y) the sum of the total number of Ordinary Shares then outstanding held by all Major Shareholders, assuming full exercise and/or conversion of all Company securities exercisable and/or convertible into the Ordinary Shares then outstanding.

“Qualified Investment” means consummation by the Company of a transaction or series of related transactions in which the Company issues securities of a preferred class or series, in consideration for an investment of which at least US$ 6,000,000 (Six Million United States Dollars) are provided by investors that are new investors (i.e. entities which are not then shareholders of the Company or their affiliates).

“Qualified IPO” means the consummation of an IPO that results in net cash proceeds to the Company of at least US$30,000,000.

“the Office” means the registered office of the Company, as it shall be from time to time.

“these Articles”  means the Articles of Association of the Company as shall be in force from time to time.

In these Articles, subject to this Article and unless the context otherwise requires, expressions defined in the Law, or any modification thereof in force at the date at which these Articles become binding on the Company, shall have the meanings so defined; and words importing the singular shall include the plural, and vice versa, and words importing the masculine gender shall include the female, and words importing persons shall include bodies corporate.  The titles of the Articles are not part of the Articles.

PRIVATE COMPANY

2.   The Company is a Private Company as defined under the Law, and is subject to the following provisions:

(a)   The right to transfer the shares of the Company shall be restricted in as set forth herein;

(b)   The number of the shareholders of the Company (not including persons who are in the employment of the Company, and persons who, having been formerly in the employment of the Company were while in that employment and have continued after the termination of that employment to be members of the Company) shall be limited to fifty, provided that, for the purposes of this provision, where two or more persons hold one or more shares in the Company jointly they shall be treated as a single member;

(c)   No offering shall be made to the public to subscribe for any shares, debentures, or other securities of the Company.

LIMITED LIABILITY

3.   The shareholders liability for the Company’s obligations is limited to the payment of the nominal value of the Company’s shares, other than for bonus shares issued pursuant to Section 304 of the Law.

PURPOSE OF THE COMPANY

4.   The Company shall engage in any legal occupation and/or business.

OFFICE

5.   The registered office of the Company shall be at such place, as the directors shall from time to time appoint.

THE CAPITAL

6.   The capital of the Company is comprised of NIS 59,475 divided into 402,028 Ordinary Shares, nominal value NIS 0.10 per share (the “Ordinary Shares”) and 192,722 Preferred Shares, nominal value NIS 0.10 per share, all of which shall be Series A-1 Preferred Shares (the “Series A-1 Preferred” or “Preferred Shares”).

THE PREFERRED SHARES

7.   The terms and provisions of the Series A-1 Preferred are as follows:

(a)   Dividends.

Treatment of Preferred. The Series A-1 Preferred shall be entitled to receive, as if it had been converted into Ordinary Shares at the then applicable conversion rate, any dividend declared by the Board of Directors with respect to the Ordinary Shares; provided however, that a dividend made in connection with a Liquidation Event shall be made pursuant to Article 7(b).   The Board of Directors is under no obligation to declare dividends, no rights shall accrue to the holders of Series A-1 Preferred if dividends are not declared, and any dividends declared shall be noncumulative.  The Company shall make no Distribution (as defined below) to the holders of Ordinary Shares except in accordance with this Article 7(a).

“Distribution” means the transfer of cash or property without consideration, whether by way of dividend or otherwise, or the purchase of securities of the Company (other than in connection with the repurchase of Ordinary Shares issued to or held by employees, consultants, officers and directors at a price not greater than the amount paid by such persons for such Ordinary Shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase) for cash or property.

(b)   Liquidation Rights.

(i)    Liquidation Preference. In the event of any Liquidation Event, either voluntary or involuntary, the holders of Series A-1 Preferred shall be entitled to receive, out of the assets of the Company, prior to and in preference to the holders of the Company’s Ordinary Shares, the Liquidation Preference. “Liquidation Preference” shall mean, with respect to each share of Series A-1 Preferred, the Original Preferred A-1 Purchase Price (as adjusted for share splits, combinations, reorganizations and the like) plus declared and unpaid dividends on such shares.  If upon the Liquidation Event, the assets to be distributed among the holders of the Series A-1 Preferred are insufficient to permit the payment to such holders of the full Liquidation Preference for their shares, then the entire assets of the Company legally available for distribution shall be distributed pro rata among the holders of the Series A-1 Preferred, prior to and in preference to the holders of any other shares of the Company.

(ii)    Remaining Assets. After the payment to the holders of Series A-1 Preferred of the full Liquidation Preference, the holders of Ordinary Shares shall be entitled to receive, out of the assets of the Company, prior to and in preference to holders of any other shares of the Company, any remaining assets of the Company which shall be distributed pro-rata among the holders of the Company’s Ordinary Shares, and the holders of the Series A-1 Preferred shall not be entitled to any additional remaining assets.

(iii)   Distribution of Assets upon Exit Event. Notwithstanding the aforesaid in sub-Articles 7(b)(i) and 7(b)(ii), in the event of a Liquidation Event in which there are sufficient funds to provide the holders of Series A-1 Preferred, upon a pro rata distribution to all shareholders of the Company without taking into account the Liquidation Preference of the Series A-1 Preferred, an amount in excess of the Liquidation Preference (an “Exit Event”), the entire assets of the Company legally available for distribution upon such Exit Event shall be distributed with equal priority and pro rata among the holders of the Company’s Ordinary Shares and the Series A-1 Preferred, treating in such circumstances the Series A-1 Preferred as if it had been converted into Ordinary Shares at the then applicable conversion rate and Articles 7(b)(i) and 7(b) (ii) shall not apply.

(c)   Conversion. The Series A-1 Preferred shall have conversion rights as follows:

(i)    Right to Convert. Each share of Series A-1 Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Series A-1 Preferred.  Each share of Series A-1 Preferred shall be convertible into that number of fully-paid and nonassessable Ordinary Shares that is equal to the Original Preferred A-1 Purchase Price divided by the Series A-1 Conversion Price (as hereinafter defined).  The “Series A-1 Conversion Price” shall initially be the Original Preferred A-1 Purchase Price, and shall be subject to adjustment as provided herein.

(ii)    Automatic Conversion. Each share of Series A-1 Preferred shall automatically be converted into Ordinary Shares at the then effective Series A-1 Conversion Price immediately upon or in connection with (1) the affirmative vote of the holders of a majority of the outstanding Series A-1 Preferred, or (2) the consummation of a Qualified IPO.

(iii)   Mechanics of Conversion. No fractional Ordinary Shares shall be issued upon conversion of Series A-1 Preferred.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay the fair market value cash equivalent of such fractional share as determined by the Board of Directors.  For such purpose, all shares of Series A-1 Preferred held by each holder shall be aggregated, and any resulting fractional share of Ordinary Shares shall be paid in cash.  Before any holder of Series A-1 Preferred shall be entitled to convert the same into full Ordinary Shares, and to receive certificates therefor, it shall surrender the Series A-1 Preferred certificate or certificates, duly endorsed, at the office of the Company or of any transfer agent for the Series A-1 Preferred, and shall give written notice to the Company at such office that such holder elects to convert such shares; provided, however, that in the event of an automatic conversion pursuant to Article 7(c)(ii) above, the outstanding shares of Series A-1 Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided further, however, that the Company shall not be obligated to issue certificates evidencing the Ordinary Shares issuable upon such automatic conversion unless either the certificates evidencing such shares of Series A-1 Preferred are delivered to the Company or its transfer agent as provided above.

       The Company shall, as soon as practicable after delivery of the Series A-1 Preferred certificates, issue and deliver at such office to such holder of Series A-1 Preferred, a certificate or certificates for the number of Ordinary Shares to which it shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares, plus any declared or accumulated but unpaid dividends on the converted Series A-1 Preferred.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A-1 Preferred to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date; provided, however, that if the conversion is in connection with a Qualified IPO, the conversion may, at the option of any holder tendering Series A-1 Preferred for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of the Series A-1 Preferred shall not be deemed to have converted such Series A Preferred until immediately prior to the closing of the sale of such securities.

(iv)   Adjustments to Conversion Price.

(1)   Adjustments for Subdivisions or Combinations of Ordinary Shares. At any time after the Original Purchase Date, if the outstanding Ordinary Shares shall be subdivided (by share split, share dividend or otherwise), into a greater number of Ordinary Shares, the Series A-1 Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  After the Original Purchase Date, if the outstanding Ordinary Shares shall be combined (by reclassification or otherwise) into a lesser number of Ordinary Shares, the Series A-1 Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(2)   Adjustments for Reclassification, Exchange and Substitution. After the Original Purchase Date, if the Ordinary Shares issuable upon conversion of the Series A-1 Preferred shall be changed into the same or a different number of shares of any other class or classes of share capital, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Series A-1 Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A-1 Preferred shall be convertible into, in lieu of the number of Ordinary Shares which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of share capital equivalent to the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Series A-1 Preferred immediately before that change.

(v)   No Impairment. The Company will not, by amendment of these Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out of all the provisions of this Article 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A-1 Preferred against impairment.

(vi)   Certificate of Adjustments. Upon the occurrence of each adjustment of the Series A-1 Conversion Price pursuant to this Article 7, the Company at its expense shall promptly compute such adjustment and furnish to each holder of Series A-1 Preferred a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based.  The Company shall, upon the written request at any time of any holder of Series A-1 Preferred, furnish to such holder a like certificate setting forth (i) any and all adjustments made to the Series A-1 Preferred since the date of the first issuance of Series A-1 Preferred, (ii) the Series A-1 Conversion Price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of Series A-1 Preferred.

(vii)  Notices of Record Date. In the event that the Company shall propose at any time (A) to declare any dividend or Distribution; (B) to offer for subscription to the holders of any class or series of its shares any additional share capital or other rights; (C) to effect any reclassification or recapitalization; or (D) to effect a Liquidation Event; then, in connection with each such event, the Company shall send to the holders of the Series A-1 Preferred at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, Distribution or subscription rights (and specifying the date on which the holders of shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in clauses (C) and (D) above.

(viii) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the shares of the Series A-1 Preferred, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A-1 Preferred; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding shares of the Series A-1 Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number as shall be sufficient for such purpose.

(d)   Voting.

(i)    Except as otherwise expressly provided in these Articles or as required by Law, the holders of Series A-1 Preferred and the holders of Ordinary Shares shall vote together, as a single class, and not as separate classes.

(ii)    Each holder of shares of Series A-1 Preferred shall be entitled to the number of votes equal to the number of Ordinary Shares into which such shares of Series A-1 Preferred held by such holder could then be converted.

The holders of shares of the Series A-1 Preferred shall be entitled to vote on all matters on which the Ordinary Shares shall be entitled to vote. The holders of the Series A-1 Preferred shall be entitled to notice of any General Meeting or applicable Class Meeting.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A-1 Preferred held by each holder could be converted), shall be disregarded.

8. [ARTICLE 8 IS RESERVED]

ALLOTMENT OF SHARES

9.   Subject to the provisions of these Articles, the unissued shares shall be under the control of the Board of Directors, who shall have the power to allot shares or otherwise dispose of them to such persons, on such terms and conditions (including inter-alia terms relating to calls as set forth in Article 33 hereof), and either at par or at a premium, or, subject to the provisions of the Law, at a discount, and at such times, as the Board of Directors may think fit, and the power to give any person the option to acquire from the Company any shares, either at par or at premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board of Directors may think fit.

PREEMPTIVE RIGHTS

10. (a)    Right of First Offer. Subject to the terms and conditions contained in this Article 10, the Company hereby grants to each Major Shareholder the right of first offer to purchase the Major Shareholder Pro Rata Portion of any New Securities which the Company may, from time to time, propose to issue and sell.

(b)   Notice of Right. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Major Shareholder written notice of its intention, describing the type of New Securities and the price and terms upon which the Company proposes to issue the same (“Offer Notice”).  Each Major Shareholder shall have fourteen (14) days from the date of delivery of any such Offer Notice to agree to purchase up to such Major Shareholder’s Pro Rata Portion of such New Securities, for the price and upon the terms specified in the Offer Notice, by delivering written notice to the Company and stating therein the quantity of New Securities to be purchased.

(c)   Right of Over-Allotment. In the event that any Major Shareholder fails to fully exercise the right of first offer within such fourteen (14) day period, each Major Shareholder fully exercising its right of first offer may purchase, on a pro rata basis, the non-purchasing Major Shareholder’s Pro Rata Portion(s).  The Company will promptly notify those Major Shareholders fully exercising their rights of first offer, in writing, of the availability of additional New Securities, and each of the fully-exercising Major Shareholders shall have seven (7) days from the date of receipt of any such notice to agree to purchase up to such Major Shareholder’s Pro Rata Portion (excluding from the Pro Rata Portion’s calculation holdings of Major Shareholders, which have not fully exercised their right of first offer) of such additional New Securities.

(d)   Lapse and Reinstatement of Right. The Company shall have sixty (60) days following the lapse of the fourteen (14) day period described in Article 10(b) and the additional seven (7) day period described in Article 10(c) to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the date of said agreement) to sell the New Securities with respect to which the Major Shareholders’ right of first offer was not exercised, at a price and upon terms no more favorable to the purchasers of such securities than specified in the original Offer Notice.  In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said sixty (60) day period (or sold and issued New Securities in accordance with the foregoing within thirty (30) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Major Shareholders in the manner provided above.

(e)   Assignment of Right of First Offer. The right of first offer granted under this Article 10 may not be assigned or transferred, except that such right is assignable by any Major Shareholder to a Permitted Transferee.

(f)    Termination of Right of First Offer. The right of first offer granted under this Article 10  shall expire upon, and shall not be applicable to, a Qualified IPO.

(g)   This Article 10, including but not limited to the definitions referred to herein, may only be amended by a Special Resolution (as defined below).

REGISTERED HOLDER

11. (a)    If two or more persons are registered as joint holders of a share they shall be jointly and severally liable for any calls or any other liability with respect to such share.  However with respect to voting, power of attorney and furnishing notices, the one registered first in the register of members, insofar as all the registered joint holders shall not notify the Company in writing to relate to another one of them as the sole owner of the share, as aforesaid, shall be deemed to be the sole owner of the share.

(b)   In the case that two or more persons are registered together as holders of a share, each one of them shall be permitted to give receipts binding all the joint holders for dividends or other monies in connection with the share and the Company shall be permitted to pay all the dividends or other monies due with respect to the share to one or more of the joint holders, as it shall choose.

12. [ARTICLE 12 IS RESERVED]

SHARE CERTIFICATE

13. (a)    A member shall be entitled to receive from the Company without payment, one certificate that shall contain that number of shares registered in the name of such member, their class and serial numbering.  However, in the event of joint holders holding a share, the Company shall not be obligated to issue more than one certificate to all of the joint holders, and the delivery of such a certificate to one of the joint holders shall be deemed to be a delivery to all of the joint holders.

(b)   Each certificate shall carry the signature of any member of the Board of Directors and/or signatures of those persons appointed by the Board of Directors for this purpose and the rubber stamp or the seal of the Company.

(c)   If a share certificate is defaced, lost or destroyed, it may be replaced upon payment of such fee, if any, and on such terms, if any, as to evidence and indemnity as the Board of Directors may think fit.

14. [ARTICLE 14 IS RESERVED]

MODIFICATIONS OF SHARE RIGHTS

15. Subject to these Articles, if at any time the share capital is divided into different classes of shares (unless otherwise provided for by the terms of issue of the shares of that class) it shall be permitted to change, convert, broaden, add or vary in any other manner the rights, advantages, restrictions and provisions attached at that time to one or more of the classes, by a resolution passed at a general meeting of the holders of all the Shares as one class, provided that any modification or alteration shall be applied to all shares in the same and proportional manner and the holders of the Ordinary Shares and Preferred A-1 Shares shall not be entitled to any class vote.  Notwithstanding the foregoing, any adverse changes to the rights attached specifically to any given class of shares under the Company’s Articles of Association shall require the consent of the holders of a majority of the issued and outstanding shares of such adversely affected class. For the avoidance of doubt, the creation of any new class of securities in connection with a financing transaction by a third party not then a shareholder of the Company shall not require a class vote hereunder.  To the extent a separate General Meeting is required under these Articles, the provisions of these Articles relating to General Meetings shall mutatis mutandis apply  Any holder of shares of that class present, either personally or by proxy, may request a secret ballot.

16. [ARTICLE 16 IS RESERVED]

PLEDGE

17. The Company shall have a lien and first pledge on all the shares, not fully paid, registered in the name of any member (whether registered in his name only or together with another or others) for any amount still outstanding with respect to that share, whether presently payable or not.  Such a pledge shall exist whether the dates of payment or fulfillment or execution of the obligations, debts or commitments have become due or not, and shall apply to all dividends that shall be decided upon from time to time in connection with these shares.  No benefit shall be created with respect to this share based upon the Rules of Equity, which shall frustrate this pledge, however the Board of Directors may declare at any time with respect to any share, that it is released, wholly or in part, temporarily or permanently, from the provisions of this Article.

18. The Company may sell, in such manner and at such time as the Board of Directors think fit, any of the pledged shares, but no sale shall be made unless the date of payment of the monies or a part thereof has arrived, or the date of fulfillment and performance of the obligations and commitments in consideration of which the pledge exists has arrived, and after a written request has been furnished to the member or person who has acquired a right in the shares, which sets out the amount or obligation or commitment due from him and which demands their payment, fulfillment or execution, and which informs the person of the Board of Directors’ desire to sell the shares in the event of non-fulfillment of the notice, and the person has not fulfilled his obligation pursuant to the notice within seven (7) days after the notice had been sent to him.

19. The net proceeds of such sale shall be applied in payment of such sum due to the Company or to the fulfillment of the obligation or commitment, and the remainder (if there shall be any) shall be paid to the member or to the person who has acquired a right in the share sold pursuant to the above.

20. After execution of a sale as aforesaid, the Board of Directors shall be permitted to sign or to appoint someone to sign a deed of transfer of the sold shares and to register the buyer’s name in the register of members as the owner of the sold shares and it shall not be the obligation of the buyer to supervise the application of monies nor will his right in the shares be affected by a defect or illegality in the sale proceedings after his name has been registered in the register of members with respect to those shares.

The sole remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

TRANSFER OF SHARES AND THE MANAGEMENT THEREOF

21. Any transfer of the Company’s shares shall be subject to approval of the Board of Directors, however, the Board of Directors may only refuse to approve transfer of shares to a person if such person is a competitor of the Company.  Without derogating from the foregoing, the Board of Directors may refuse to the registration of any transfer of shares in case of non-compliance with the provisions of these Articles.  If the Board of Directors shall make use of  their powers in accordance with this Article 21 and refuse to register a transfer of shares, they must inform the transferee of their refusal within sixty (60) days of the day the deed of transfer had been furnished to the Company.

22. Each transfer of shares shall be made in writing in the form appearing herein below, or in a similar form, or in any form as to be determined upon by the directors from time to time, such form shall be delivered to the office together with the transferred share certificates and any other proof the directors shall require, if they shall so require, in order to prove the title of the transferor.

Deed of Transfer of Shares

I, ____________________ of _______________________ in consideration of the sum of _____________ paid to me by ________________, of ________________ (hereinafter called “the said transferee”) do hereby transfer to the said transferee ___________ share (or shares) having nominal value of NIS ________ each one numbered ______ until ____ inclusive in ___________________________, to hold onto the said transferee, his executors, administrators, and assigns, subject to the several conditions on which I held the same at the time of the execution hereof; and I, the said transferee, do hereby agree to take the said share (or shares) subject to the conditions aforesaid.  As witness we have hereunto set our hands the _______ day of _________________ 20__.

Transferee	Transferor

Address & Profession	Address & Profession

Witness to the Transferee’s Signature	Witness to the Transferee’s Signature

Address of Witness	Address of Witness

23. The deed of share transfer shall be executed both by the transferor and transferee, and the transferor shall be deemed to remain a holder of the share until the name of the transferee is entered into the register of members in respect thereof.

24. It shall be permitted to demand a fee for registration of transfer, in a reasonable rate as to be determined by the Board of Directors from time to time.

25. The register may be closed at such dates and for such other periods as determined by the Board of Directors from time to time, upon the condition that the register shall not be closed for more than thirty (30) days every year.

26. Upon the death of a member the remaining holders (in the event that the deceased was a joint holder in a share) or the administrators or executors or heirs of the deceased (in the event the deceased was the sole holder of the share or was the only one of the joint holders of the share to remain alive) shall be recognized by the Company as the sole holders of any title to the shares of the deceased.  However, nothing aforesaid shall release the estate of a joint holder of a share from any obligation with respect to the share that he held jointly with any other holder.

27. Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation of a member shall, upon such evidence being produced as may from time to time be required by the directors, have the right, either to be registered as a member in respect of the share upon the consent of the directors (who have the right to refuse pursuant to Article 21 above) or, instead of being registered himself, to transfer such share to another person, subject to the provisions contained in these Articles with respect to transfers.

28. A person becoming entitled to a share because of the death of a member shall be entitled to receive, and to give receipts for, dividends or other payments paid with respect to the share, but he shall not be entitled to receive notices with respect to Company meetings or to participate or vote therein with respect to that share, or aside from the aforesaid, to use any right of a member, until he has been accepted as a member with respect to that share.

RIGHT OF FIRST REFUSAL

29.   (a)   Right of First Refusal. Subject to the terms and conditions contained in this Article 29, each shareholder hereby grants each Major Shareholder the right of first refusal with respect to the purchase of some or all of the Ordinary Shares which the shareholder may, from time to time, propose to sell.

(b)   Notice of Right. Should a shareholder propose to sell or transfer any Ordinary Shares, such shareholder shall promptly deliver a written notice (the “Transfer Notice”) to the Company, which the Company shall promptly forward to each Major Shareholder.  The Transfer Notice shall describe in reasonable detail the proposed sale or transfer, including, without limitation, the number and the type of shares to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, the name and address of each prospective purchaser or transferee, and any other material terms and conditions upon which such sale or transfer is to be made, along with copies of all material proposed agreements relating to such sale, including but not limited to, purchase agreements, voting or proxy agreements, and other agreements or documents requested by the Company or any Major Shareholder.  Each Major Shareholder shall have fourteen (14) days from the date of delivery of any such Transfer Notice to agree to purchase up to the Major Shareholder’s Pro Rata Portion of Ordinary Shares any shareholder proposes to sell, for the price and upon the terms specified in the Transfer Notice, by delivering written notice to the Company and each such selling shareholder and stating therein the number of Ordinary Shares to be purchased.

(c)   Right of Over-Allotment. In the event that any Major Shareholder fails to fully exercise the right of first refusal within such fourteen (14) day period, each Major Shareholder fully exercising its right of first refusal may purchase, on a pro rata basis, the non-purchasing Major Shareholder’s or Major Shareholders’ Pro Rata Portion(s).  The Company will promptly notify those Major Shareholders fully exercising their rights of first refusal, in writing, of the availability of additional Ordinary Shares, and each of the fully-exercising Major Shareholders shall have seven (7) days from the date of receipt of any such notice to agree to purchase up to such Major Shareholder’s Pro Rata Portion (excluding from the Pro Rata Portion’s calculation, holdings of Major Shareholders, which have not fully exercised their right of first refusal) of such additional Ordinary Shares.

(d)   Lapse and Reinstatement of Right. A shareholder shall have sixty (60) days following the fourteen (14) day period described in Article 29(b) and the additional seven (7) day period described in Article 29(c) to sell or enter into an agreement (pursuant to which the sale of Ordinary Shares covered thereby shall be closed, if at all, within thirty (30) days from the date of said agreement) to sell the Ordinary Shares with respect to which the Major Shareholder’s right of first refusal was not exercised, at a price and upon terms no more favorable to the purchasers of such securities than specified in the original Transfer Notice.  In the event the shareholder has not sold the Ordinary Shares or entered into an agreement to sell the Ordinary Shares within said sixty- (60-) day period (or sold and issued Ordinary Shares in accordance with the foregoing within thirty (30) days from the date of said agreement), the shareholder shall not thereafter issue or sell any Ordinary Shares without first offering such securities to the Major Shareholders in the manner provided above.

(e)   Assignment of Right of First Refusal. The right of first refusal granted under this Article 29 may not be assigned or transferred, except that such right is assignable by any Major Shareholder to a Permitted Transferee.

(f)    Termination of Right of First Refusal. The right of first refusal granted under Article 29 shall expire upon, and shall not be applicable to, a Qualified IPO.

(g)   Restrictions on Right of First Refusal. No sale or transfer of the Company’s shares shall be made to entities directly competing with the Company’s business.

(h)   For the removal of doubt, the provisions of this Article 29 shall not apply to transfer of shares in connection with a Bring-Along Transaction.

(i)    This Article  29 may only be amended by a Special Resolution.

CO-SALE RIGHTS

30. (a)    Right of Co-Sale. Each Major Shareholder shall have the right of co-sale with respect to shares of the Company, which any shareholder of the Company may, from time to time, propose to sell (the “Selling Shareholder”).  The right of co-sale shall not apply to any transfer of shares to Permitted Transferee of the Selling Shareholder.

(b)   Notice of Right. Without derogating from the provisions of Article  29, should a Selling Shareholder proposes to sell or transfer any shares in accordance with subsection  29(d), the Selling Shareholder shall promptly deliver a written notice (the “Co-Sale Notice”) to the Company and the Major Shareholders.  The Co-Sale Notice shall describe in reasonable detail the proposed sale or transfer, including, without limitation, the number and the type of shares to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, the name and address of each prospective purchaser or transferee, and any other material terms and conditions upon which such sale or transfer is to be made, along with copies of all material proposed agreements relating to such sale, including but not limited to, purchase agreements, voting or proxy agreements, and other agreements or documents requested by the Company or the Major Shareholders.  The Major Shareholders shall have fourteen (14) days from the date of delivery of any such Co-Sale Notice to agree to sell up to such holder’s pro-rata portion of the shares the Selling Shareholder proposes to sell, for the price and upon the terms specified in the Co-Sale Notice, by delivering written notice to the Company and the Selling Shareholder and stating therein the number of shares to be purchased.  A Major Shareholder’s pro-rata portion shall be the ratio of the number of shares of the Ordinary Shares then held by such shareholder (on an as converted basis), as of the date of the Co-Sale Notice, to the sum of the total number of Ordinary Shares (on an as converted basis) held by all the Major Shareholders and the Selling Shareholder as of such date.

(c)   Lapse and Termination of Right. The Selling Shareholder shall have sixty (60) days following the fourteen (14) day period described in Article 30(b) to sell or enter into an agreement (pursuant to which the sale of Ordinary Shares covered thereby shall be closed, if at all, within thirty (30) days from the date of said agreement) to sell the Ordinary Shares with respect to which the Major Shareholders’ right of co-sale was not exercised, at a price and upon terms no more favorable to the purchasers of such securities than specified in the original Co-Sale Notice.  In the event the Selling Shareholder has not sold the Ordinary Shares or entered into an agreement to sell the Ordinary Shares within said sixty (60) day period (or sold and issued Ordinary Shares in accordance with the foregoing within thirty (30) days from the date of said agreement), The Selling Shareholder shall not thereafter issue or sell any shares without first offering such securities to the Major Shareholders in the manner provided above.

(d)   Assignment of Co-Sale Right. The right of co-sale granted under this Article 30 may not be assigned or transferred.

(e)   Termination of Co-Sale Right. The right of co-sale granted under this Article 29 shall expire upon, and shall not be applicable to, a Qualified IPO.

(f)    This Article  30 may only be amended by a Special Resolution.

BRING ALONG

31. (a)    Prior to a Qualified IPO and in accordance with and for the purpose of the provisions of Section 341 of the Law, in the event that a party (including an existing shareholder of the Company or an affiliate of an existing shareholder of the Company) (the “Offeror”) offers to purchase 100% of the outstanding shares of the Company, and such purchase is conditioned upon the sale of all of the outstanding shares of the Company (the “Offer”), and holders of 50% of the Company’s issued and outstanding share capital (on an as converted basis) (the “Majority”) have approved and accepted in writing the Offer within seven (7) calendar days of the general dissemination of such Offer to the shareholders of the Company (the “Bring-Along Transaction”), then the Offeror, or the Company, shall within seven (7) calendar days of the receipt of the consent of the Majority, notify the remaining shareholders (the “Remaining Shareholders”) in writing that the Offeror intends to purchase the shares of the Company held by the Remaining Shareholders (the “Bring-Along Notice”).  The Remaining Shareholders hereby agree to sell all of their shares to the Offeror, if and only if the Offeror purchases the shares of the Majority and Remaining Shareholders on the same terms and conditions (including repayment of debts, release from guarantees, escrows, hold-backs of consideration, reductions or set offs in accordance with the Offer) and for the same price per share.  The Remaining Shareholders shall vote in favor of any resolution brought before a General Meeting or execute any resolution in writing, in order to consummate the Bring Along Transaction, and to take all necessary steps and actions, including signing all documents and delivery of share certificates, as required to fully effect such transaction, and hereby expressly waive any appraisal rights with respect thereto.

(b)   To the extent that the Offer is made by a person or entity who is an existing shareholder of the Company at the time of the Offer (the “Existing Shareholders”), its Affiliates or by any person or entity holding 25% or more of either the voting rights of such Existing Shareholder or the right to appoint directors to that Existing Shareholder’s Board of Directors,  then the Existing Shareholder and its shareholdings shall not be counted towards the Majority, but such Majority shall mean for purpose of this subsection shareholders representing more than 50% of the issued and outstanding share capital of the Company (on an as converted basis).

(c)   In the event that the Offer made by the Offeror is to be consummated  within 24 months from the Original Purchase Date, then, only in such case, the Majority for the purposes of subsection  31(a) above (subject to the provisions of subsection (b) above), shall be shareholders representing 70% of the issued and outstanding share capital of the Company (on an as converted basis).

(d)   The Offeror may elect to make payment of the consideration due to the Remaining Shareholders, or any part thereof, to the Company, in which case, within seven (7) calendar days of the receipt by the Company of such consideration, the Company shall transfer the consideration to the applicable shareholders in accordance with the provisions of Article 7(b); and subject to receipt of consideration by the Remaining Shareholders or by the Company for their benefit, the Company shall register the Offeror as the owner of such shares, whether or not the share certificates representing such shares were returned to the Company.

(e)   With respect to each purchase of shares in an Offer pursuant to this Article 31, the purchase price for the shares so purchased shall be paid in full at such closing in cash or by certified check payable to the order of the shareholder against delivery of the appropriate certificates or instruments evidencing such shares, duly endorsed or with duly executed share powers attached thereto.  Shares delivered at such closing shall be free and clear of all security interests and all title thereto, and all rights and privileges of ownership thereof, immediately shall be vested in the acquirer of such shares.

(f)    The only representations, warranties or indemnities that the Remaining Shareholders shall be required to make in connection with the Offeror’s offer are representations, warranties and indemnities in the same form as those to be given by each of the other shareholders of the Company, and the total liability of the Remaining Shareholders shall in all cases be limited to no greater than the lower of: (A) the Remaining Shareholders’s pro rata portion of the total liability; and (B) the Remaining Shareholders’ pro rata portion of the consideration (for these purposes, “pro rata portion” shall mean a fraction, the numerator of which is the consideration payable to the Remaining Shareholders in the transaction and the denominator of which is the aggregate consideration payable to all shareholders of the Company in the transaction).

(g)   This Article 31 may only be amended by a Special Resolution (as defined herein), except for an amendment in connection with a Qualified Investment, in which case a Special Resolution shall not be required.

CALLS

32. A member shall not be entitled to receive dividends nor to use any right a member has, unless he has paid all the calls that shall be made from time to time, with respect of money unpaid on all of his shares, whether he is the sole holder or holds the shares together with another person, in addition to interest and expenses if there shall be any.

33. The Board of Directors may, subject to the provisions of these Articles, make calls upon the members from time to time in respect of any moneys unpaid on their shares, as they shall determine proper, upon the condition that there shall be given prior notice of fourteen (14) business days on every call and each member shall be obligated to pay the total amount requested from him, or the installment on account of the call (if there shall so be) at the times and places to be determined by the Board of Directors.

34. The calls for payment shall be deemed to have been requested from the date the Board of Directors shall have decided upon the calls for payment.

35. The joint holders of a share shall be jointly and severally liable to pay the calls for payment in full and the installment on account, in connection with such calls.

36. If a sum called in respect of a share is not paid the holders of the share or the person to whom it has been issued shall be liable to pay interest and linkage differentials (hereinafter “interest”) upon the amount of the call or the payments on account, as determined by the Board of Directors commencing from the day appointed for the payment thereof to the time of actual payment, but the Board of Directors shall be at liberty to waive payment of that interest, wholly or in part.

37. Any amount that according to the condition of issuance of a share must be paid at the time of issuance or at a fixed date, whether on account of the sum of the share or premium, shall be deemed for the purposes of these Articles to be a call of payment that was made duly and the date of payment shall be the date appointed for payment.  In the event of non-payment of this amount all of the Articles herein dealing with payment of interest, expenses, forfeiture, pledge and the like and all the other Articles connected therewith, shall apply, as if this sum had been duly requested and notice had been given, as aforesaid.

38. The Board of Directors may make arrangements at the time of issue of shares for a difference between the holders with respect to the amount of calls to be paid and the times of payment, and the rate of interest.

39. The Board of Directors may, in its sole discretion, receive from any member willing to pay in advance all of the monies or a part thereof that shall be due on account of his shares, in addition to any amounts that the payment in fact has been requested and they shall be permitted to pay him interest at the rate the Board of Directors and member shall agree upon, for the amounts paid in advance as aforesaid, or upon the part thereof which is in excess of the amounts whose payment was at the time requested on account of his shares in connection with which the payments have been made in advance, in addition to paying dividends that will be paid for that part of the shares which has been paid in advance.

FORFEITURE OF SHARES

40. If a member fails to pay any call or installment of a call on the day appointed for payment thereof, the Board of Directors may, at any time thereafter during such time as any part of such call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued and any expenses that were incurred as a result of such non-payment.

41. The notice shall name a further day, not earlier than the expiration of seven (7) days from the date of the notice, on or before which the amount of the call or installment or a part thereof is to be made together with interest and any expenses incurred as a result of such non-payment.  The notice shall also state the place the payment is to be made and that in the event of non-payment, at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.

42. If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board of Directors to that effect.  The forfeiture shall include those dividends that were declared but not yet distributed, with respect to the forfeited shares.

43. A share so forfeited shall be deemed to be the property of the Company and can be sold or otherwise disposed of, on such terms and in such manner as determined by the Board of Directors.  At any time before a sale or disposition the forfeiture may be canceled on such terms as determined by the Board of Directors.

44. A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares, but shall notwithstanding remain liable to pay to the Company all monies which, at the date of forfeiture, were presently payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company receives payment in full of the nominal amount of the shares.

45. The forfeiture of a share shall cause, at the time of forfeiture, the cancellation of all rights in the Company or any claim or demand against it with respect to that share and the other rights and obligations between the share owner and the Company accompanying the share, except for those rights and obligations not included in such a cancellation according to these Articles or that the Law imposes upon former members.

46. The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value amount of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

MODIFICATION OF CAPITAL

47. Subject to the provisions of these Articles, including without limitation the provisions of Article 15, the Company may, from time to time, by an ordinary resolution of its shareholders:

(a)   consolidate and divide all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

(b)   cancel any shares which have not been issued and/or taken or agreed to be taken by any person;

(c)   by subdivision of its existing shares, or any of them, divide the whole, or any part, of its share capital into shares of smaller amounts than is fixed in Article 6 above, subject, nevertheless, to the provisions of the Law and in a manner that with respect to the shares created as a result of the division it will be possible within the resolution of division to grant to one or more shares a preferable right or advantage with respect to dividend, capital, voting or otherwise over the remaining share or other similar shares;

(d)   reduce its share capital and any fund reserved for capital redemption in the manner that it shall deem to be correct Law under the Law.

(e)   issue redeemable shares and redeem the same, subject to the Law and any other applicable Law.

INCREASE OF SHARE CAPITAL

48. Subject to the provisions of these Articles, the Company shall be permitted, from time to time, by a shareholder’s resolution, to increase its share capital — whether or not all its shares have been issued, or whether the shares issued have been paid in full — by creation of new shares.  This new capital shall be in such an amount, divided into shares in such amounts and have such preferable or deferred or other special rights (subject always to the special rights conferred upon an existing class of share), subject to any condition and restrictions with respect to dividends, return of capital, voting or otherwise, all as shall be directed by the General Meeting in its resolution sanctioning the increase of the share capital.

49. Subject to the provisions of these Articles, and further subject to any decision to the contrary in the resolution sanctioning the increase in share capital, pursuant to these Articles, the new share capital shall be deemed to be part of the original share capital of the Company and shall be subject to the same provisions with reference to payment of calls, liens, title, forfeiture, transfer and otherwise as apply to the original share capital.

GENERAL MEETINGS AND CLASS MEETINGS

50. An annual meeting shall be held once in every year at such time, being not more than fifteen (15) months after the holding of the last preceding annual meeting, and place as may be prescribed by the Board of Directors.  The above mentioned annual meetings shall be called “Annual Meetings” or “Ordinary Meetings”.  All other shareholders meetings shall be called “Extraordinary Meetings.”  An Annual Meeting, Ordinary Meeting or an Extraordinary Meeting of the shareholders shall be referred to as “General Meeting”.  A meeting of holders of a class of shares shall be referred to as a “Class Meeting” or a “Category Meeting.”

The provisions of the Articles relating to General Meetings shall, mutatis mutandis, apply to any separate Class Meeting.

In addition to any other requirements under these Articles or under the Law or under any other applicable law, the following resolutions shall be adopted by a General Meeting of the Company.

(a)   changes in the Articles, as specified in Section 20 of the Law;

(b)   exercise of the powers of the Board of Directors in accordance with the provisions of Section 52(a) of the Law;

(c)   appointment of the Company’s Auditor, the terms of its employment and termination of its employment in accordance with the provisions of Sections 154 to 167 of the Law;

(d)   appointment of External Directors, in accordance with the provisions of Section 239 of the Law;

(e)   approval of acts and transactions that require approval by the General Meeting under the provisions of Sections 255 and 268 to 275 of the Law;

(f)    the increase and reduction of the registered share capital, in accordance with the provisions of Sections 286 and 287 of the Law; and

(g)   a merger, as described in Section 320(a) of the Law.

51. Subject to the provisions of these Articles,  the function of the Annual Meeting shall be to elect the members of the Board of Directors to receive and to deliberate with respect to the profit and loss statements, the balance sheets, the ordinary reports and accounts of the Board of Directors and Auditors; to declare dividends, to appoint Auditors and to fix their salaries and to transact any other business which under these Articles or under the Law are to be transacted at a General Meeting, as shall be determined by the Board of Directors from time to time.

52. The Board of Directors, or any of its members, at their sole discretion and upon a requisition in writing as provided for in Section 63 of the Law, may convene an Extraordinary Meeting.  Every such requisition shall include the objects for which a meeting should be convened, shall be signed by the requisitioners and shall be sent to the registered office of the Company.  If the Board of Directors does not convene a meeting within twenty one (21) days from the date of the submission of the requisition as aforesaid, the requisitioners may convene by themselves a meeting in accordance with the provisions of Section 64 of the Law.  However, the meeting which was so convened shall not be held after three (3) months have passed since the date of the submission of the requisition as provided therein.

NOTICE OF GENERAL MEETINGS

53. (a)    A prior notice of five (5) days at least but no more than forty five (45) days, shall be given with respect to the place, date and hour of any General Meeting, and the general nature of each item to be acted upon thereon.  The notice shall be given, as herein below provided for, to the members entitled pursuant to these Articles to receive notices from the Company.  If, by chance, a notice as aforesaid was not given or not received by a member, this shall not automatically result in a disqualification of the resolution passed or disqualification of the proceedings held at that General Meeting.  With the consent of all the members who are entitled, at that time, to receive notices, it shall be permitted to convene all General Meetings and to resolve all types of resolutions, upon a shorter advance notice or without any notice and in such manner, generally, as such be approved by the members.

(b)   The Company will send copies of the financial reports to the Company’s shareholders no later than three (3) days prior to the Annual Meeting.

QUORUM

54. (a)    No deliberation shall be commenced with respect to any matter at a General Meeting unless there shall be present a quorum at the time when the General Meeting proceeds to deliberate.  A quorum shall be formed when there are present personally or by proxy at least two (2) shareholders who hold or represent together 50% of the voting rights of the issued and outstanding share capital of the Company. The number of shareholders or minimum shareholding required for presence of quorum under this sub article  54 (a) may only be reduced by a Special Resolution.

(b)   If within half an hour from the time appointed for the General Meeting  a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same place and time, or any other day and/or any other hour and/or any other place as the directors shall notify the shareholders, and, if at the second meeting a quorum is not present within half an hour from the time appointed for the meeting, any one shareholder present personally or by proxy shall be a quorum and he/she shall be entitled to deliberate and to resolve any matters for which the initial meeting was convened.  However, if the General Meeting was convened upon requisition under Section 63 or 64 of the Law, then the adjourned meeting shall only be held if at least shareholders in the number required for the convening of a meeting as specified in Section 63 of the Law is present.  No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at a meeting as originally called.

(c)   Until the earlier to occur of a Qualified Investment or a Qualified IPO, the following resolutions will only be adopted by a special majority of the holders of sixty five percent (65%) of the issued and outstanding share capital of the Company (“Special Resolution”):

(i)    changing the rights attached to the Preferred A-1 shares in a way which grants the Preferred A-1 shares preference (other than existing liquidation preference) over the Ordinary Shares, by adoption of any resolution or execution of any other document amending or altering or waiving any provision of Company’s Articles of Association in order to directly effect such change. The issuance by the Company or the creation of additional shares of Preferred A-1 or a class ranking pari passu with Preferred A-1 upon and subject to receipt of additional financing at or above the Original A-1 Price Per Share, or of a superior class, shall not be deemed, for the purpose of this Article, to modify or alter the rights attached to the previously issued shares of the A-1 class or of any other class.

(ii)    the authorization of any transaction of the Company with any controlling shareholder or an Affiliate thereof and a transaction with a director appointed by such controlling shareholder.

Notwithstanding the aforesaid, to the extent that a Special Resolution is required under these Articles and it may be adopted in accordance with the Law and these Articles, by the Board of Directors, such resolution shall require the affirmative vote of one of the directors appointed by the Initial Investors Group and the Founders Group, provided however, that if such resolution is brought solely to the approval of the Board of Directors without it being submitted to the approval of a subsequent shareholders meeting, then, only in such case, such resolution shall require the affirmative vote of the two directors appointed by the Initial Investors Group and the Founders Group.

In any case of conflict between the provisions of this Article 54 and any other Articles, this Article 54 shall prevail, unless specifically stated to the contrary herein.

CHAIRMAN

55. Unless otherwise decided by the Board of Directors, the Chairman of the Board of Directors (as defined in Article 75) shall preside as chairman at the General Meetings of the Company.  If the Chairman is not present within 15 minutes from the time appointed for a General Meeting or if the Chairman shall refuse to preside at a General Meeting, then the Co-Chairman (as defined in Article 75) shall preside as chairman for such General Meeting.  If the Co-Chairman is not present at the General Meeting or if the Co-Chairman shall refuse to preside at the General Meeting, the members present shall elect one of the members of the Board of Directors to act as chairman for the duration of the General Meeting, and if only one director is present she/he shall act as chairman.  If no members of the Board of Directors are present or if they all refuse to preside at the General Meeting the members present shall elect one of the members present to preside at the General Meeting.  Both the Chairman and the Co-Chairman shall have no special rights or privileges.

POWER TO ADJOURN

56. The Chairman may, with the consent of any General Meeting at which a quorum is present, and shall if so directed by the General Meeting, adjourn the General Meeting from time to time and from place to place, as the General Meeting shall decide.  If the General Meeting shall be adjourned for ten (10) days or more a notice shall be jointly given of the adjourned

General Meeting as in the case of an original meeting.  Except as aforesaid no member shall be entitled to receive any notice of an adjournment or of the business to be transacted at the adjourned meeting.  At an adjourned meeting no matters shall be discussed except for those permissible to be discussed at that initial General Meeting which decided upon the adjournment.

ADOPTION OF RESOLUTIONS

57. At every General Meeting a resolution put to the vote of the meeting shall be decided upon by a show of hands, unless before or upon the declaration of the result of the show of hands a secret ballot in writing be demanded by the Chairman (if she/he is entitled to vote) or by any member present, in person or by proxy, and entitled to vote at the meeting.  Except if a secret vote is demanded as aforesaid, the declaration of the Chairman, or person serving in such role, that the resolution has been carried or carried unanimously or by a particular majority, or lost, or not carried by a particular majority, shall be final, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without the necessity of proving the number or proportion of the votes recorded in favor or against such a resolution.  Subject to Special Resolutions, a resolution shall be deemed to be passed at a General Meeting if it received an ordinary majority of votes.

58. If a secret ballot is duly demanded, it shall be taken in such manner as the Chairman directs, whether immediately or after an adjournment or in a postponed manner or otherwise, and the results of the ballot shall be deemed to be a resolution of the General Meeting wherein the secret ballot was demanded.  Those requesting a secret ballot can withdraw their request at any time before the secret ballot is held.  A secret ballot demanded on the election of the Chairman, or person serving in such role, or on a question of adjournment shall be taken forthwith.  A secret ballot demanded on any other question shall be taken at such time as the Chairman, or person serving in such role, of the General Meeting directs.  A demand for a secret ballot shall not prevent the continuation of the General Meeting with respect to the transaction of any other business, except for the matter with respect to which the secret ballot was demanded.  All demands or notices hereunder may be submitted by facsimile.

59. Subject to and without derogating from the right or preference rights or restrictions existing at that time with respect to a certain class of shares forming part of the capital of the Company, each member present at a General Meeting, personally or by proxy, shall be entitled, whether at a vote by show of hands or by secret ballot, to one vote for each share held by him, provided that no member shall be permitted to vote at a General Meeting or appoint a proxy to vote therein except if he has paid all calls for payment and all monies due to the Company from him with respect to his shares.

60. In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for the purpose of this Article 60 seniority shall be determined by the order in which the names stand in the register of members.  Joint holders of a share of which one of them is present at a General Meeting shall not vote by proxy.  The appointment of a proxy to vote on behalf of a share held by joint holders shall be executed by the signature of the senior of the joint holders.

PROXIES

61. (a)    In every vote a member shall be entitled to vote either personally or by proxy.  A proxy present at a General Meeting shall also be entitled to request a secret ballot.  A proxy need not be a member of the Company.

(b)   A member of the Company that is a corporation or partnership shall be entitled by decision of its board of directors or by a decision of a person or other body, according to its articles or applicable organizational documents, to appoint a person who it shall deem fit to be its representative at every General Meeting of the Company.  The representative, appointed as aforesaid, shall be entitled to perform on behalf of the corporation he represents all the powers that the corporation itself may use just as if it was a person.

62. (a)    A vote pursuant to an instruction appointing a proxy shall be valid notwithstanding the death of the appointor or the appointor becoming of unsound mind or the cancellation of the proxy or its expiration in accordance with any law, or the transfer of the shares with respect to which the proxy was given, unless a notice in writing was given of the death, becoming of unsound mind, cancellation or transfer and was received at the office before the General Meeting or Class Meeting took place.

(b)   A member is entitled to vote by a separate proxy with respect to each share held by him provided that each proxy as aforesaid shall have a separate letter of appointment containing the serial number of the shares with respect to which the proxy is entitled to vote.  If a specific share is included by the holder in more than one letter of appointment, that share shall not entitle any of the holders of such instrument to a vote.

INSTRUMENT OF APPOINTMENT

63. A letter of appointment of a proxy or power of attorney or other certificate (if there shall be such) pursuant to which the appointee is acting, shall be in writing, and the signature of the appointor shall be confirmed by an advocate or public notary or bank or in any other manner acceptable by the directors and such instrument or a copy thereof confirmed as aforesaid, shall be deposited in the office, or in another place in Israel or abroad —  as the Board of Directors shall direct from time to time generally or with respect to a particular case, no later than twenty four (24) hours prior to the commencement of the General Meeting or adjourned meeting wherein the person referred to in the instrument is appointed to vote, otherwise that person shall not be entitled to vote that share.  An instrument appointing a proxy and which is not limited in time shall not be valid twelve (12) months after the date of its execution.  If the appointment shall be for a limited period, the instrument shall be valid for the period contained therein.

64. An instrument appointing a proxy (whether for a specific General Meeting or otherwise) may be in the following form or in any other similar form which the circumstances shall permit:

“I, __________________, of _____________________________, a member holding shares in _____________ and entitled to __________ votes hereby appoint _________________, of _______________, or in his place _____________________, of ____________________________, to vote in my name and in my place at the General Meeting of the Company to be held on the __________ day of ____________ 20__ and at any adjournment thereof.

In witness whereof, I have hereby affixed my signature the _____ day of _________________ 20__.

Appointor’s Signature

I hereby confirm that the foregoing
instrument was signed by the appointer.

(name, profession and address)

RESOLUTION IN WRITING

65. A resolution in writing signed by all members of the Company then entitled to attend and vote at General Meetings, Class Meetings or to which all such members have given their written consent (by letter, facsimile or otherwise) shall be deemed to have been unanimously adopted by a General Meeting duly convened and held.

DIRECTOR

66. (a)    Until the completion of a Qualified IPO, the Board of Directors shall consist of seven (7) members.  The members shall be appointed as follows: (i) Fortissimo shall be entitled to appoint four members of the Board of Directors, (ii) the Founders Group shall be entitled to appoint one member of the Board of Directors for as long as its aggregate holdings (including for this purpose their Permitted Transferees) in the Company’s issued and outstanding share capital (calculated on an as converted basis) exceeds 9%; (iii) the Initial Investors Group shall be entitled to appoint one member of the Board of Directors for as long as its aggregate holdings (including for this purpose their Permitted Transferees) in the Company’s issued and outstanding share capital (calculated on an as converted basis) exceeds 9%; and (iv) Delek Investments and properties Ltd. (“Delek”) shall be entitled to appoint one member of the Board of Directors for as long as its aggregate holdings (including for this purpose the holdings of Delek’s Permitted Transferees) in the Company’s issued and outstanding share capital (calculated on an as converted basis) exceeds 7% (each of Fortissimo, the Founders Group, the Initial Investors Group and Delek, a “Nominating Shareholder”).

(b)   Appointment, removal and replacement of members of the Board of Directors shall be effected by furnishing a written notification to the Company by the Nominating Shareholders entitled to appoint such members, and shall become effective on the date fixed in such notice.

(c)   At least one director appointed by the Nominating Shareholders shall be a member of each Committee of the Board or the Board of Directors of each subsidiary of the Company.

67. The rights granted under Article 66 (a)(ii) and (a)(iii) may only be amended by a Special Resolution.

ALTERNATE DIRECTOR

68. (a)    Any person, whether or not a member of the Board of Directors, may serve as a substitute director (hereinafter — “substitute”).  One person may serve as the substitute for two (2) directors.

(b)   A substitute shall have, in addition to his vote if he himself is a member of the Board of Directors, the number of votes equal to the number of directors for whom he is serving as a substitute.

(c)   A substitute shall have, subject to the provisions of the instrument by which he was appointed, all the powers and authorities that the director for which he is serving as director, has, and in the event the substitute is himself a director, such powers and authorities shall be in addition to his powers as a member of the Board of Directors and shall not in any way derogate therefrom.

(d)   The provision of this Article with respect to the appointment of a director shall apply with respect to an appointment of a substitute.

(e)   The office of a substitute director shall be automatically vacated if his appointment is terminated by the shareholder who appointed him in accordance with these regulations, or upon the occurrence of one of the events described in sections (i), (ii), (iii) or (v) of Article 69 or, if the office of the member of the Board of Directors with respect to whom he serves as a substitute shall be vacated for any reason whatsoever.

(f)    The substitute director has the right to receive notice of convening of a Board of Directors meeting and may participate or vote at such meeting only if the director appointing said substitute director is absent from said meeting.

69. (a)   Notwithstanding Article 66(a) above, the tenure of office of the director shall automatically by terminated:

(i)    if he was declared bankrupt, and if he is a corporate body — it has voluntary decided on liquidation, or a liquidation order was issued against it;

(ii)    if he is declared insane or becomes of unsound mind;

(iii)   if he has resigned by an instrument in writing to the Company;

(iv)   if his successor is appointed pursuant to Article 65 above;

(v)   with his death;

(vi)   with the liquidation of the Company;

(vii)  if he resigned or was dismissed as described in sections 299 to 231 of the Law;

(viii) if he was convicted of an offense, as described in Section 232 of the Law; or

(ix)   by decision of the Court as described in Section 233 of the Law.

REMUNERATION OF DIRECTOR

70. Members of the Board of Directors, not being employees of the Company or professionals providing special professional services for consideration to its members — shall not receive a salary from funds of the Company unless the General Meeting has so decided and in the amount that the General Meeting shall decide upon.  Subject to Law, or any other applicable law, if pursuant to a decision of the Board of Directors, one of the directors shall perform services or tasks aside from his regular duties as a director, whether as a result of his particular profession or by a trip or stay abroad or otherwise, the Board of Directors may decide to pay him a special wage in addition to his regular salary, and such a wage shall be paid by way of salary, commission, participation in profits or otherwise and this wage shall be in addition to his regular salary, if there shall be any, or will be in place thereof, as shall be decided.

POWERS AND DUTIES OF DIRECTORS

71. In addition to all powers and authorities of the Board of Directors as specified in the Law, the determination of the Company’s policy, and the supervision of the General Manager (as defined below) and the Company’s officers shall be vested in the Board of Directors.  In addition, the Board of Directors may exercise all such powers and do all such acts as the Company is authorized to exercise and do, and are not hereby or by law required to be exercised or done by the Company in General Meeting or by the General Manager under his express or residual authority.  The authority conferred on the Board of Directors by this Article 71 shall be subject to the provisions of the Law, these Articles and any regulation or resolution consistent with these Articles adopted from time to time by the Company in general meeting.

CONFLICT OF INTEREST

72. Subject to the provisions of the Law and these Articles including but not limited to Article  54, the Company may enter into any contract or otherwise transact any business with any member of the Board of Directors in which contract or business such member has a personal interest, directly or indirectly; and may enter into any contract of otherwise transact any business with any third party in which contract or business a member of the Board of Directors has a personal interest, directly or indirectly.

73. All transactions and actions in which an Officer (as defined in the Law) has a personal interest shall be approved in accordance with the Law and in accordance with the provisions of these Articles.

74. member of the Board of Directors may hold another paid position or function in the Company, together with his position as a director (except an auditor) upon those conditions with respect to salary and other matters as decided by the Board of Directors and approved by the shareholders of the Company.

FUNCTIONS OF THE DIRECTORS

75. (a)    The Board of Directors may meet in order to transact business at its discretion to adjourn their meetings or to organize them otherwise as they shall deem fit, and to determine the legal quorum necessary to conduct business.

(b)   If it shall not be otherwise decided by seventy five percent (75%) of the members of the Board of Directors the quorum shall be the majority of the directors then in office present personally or represented by their substitute.

(c)   For the purposes of this Article 75, two (2) directors who are represented by the same substitute, will be considered one Board member for purpose of quorum requirements.

CHAIRMAN

76. (a)    Fortissimo may from time to time elect one of the members of the Board of Directors to be the Chairman of the Board of Directors, remove such Chairman from office and appoint another members of the Board of Directors in its place.  The Chairman of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting, or if he is unwilling to take the chair, the members of the Board of Directors present shall choose one of their member to be the chairman of such meeting.  The Chairman shall not be entitled to an additional or casting vote.

MEETINGS

77. Subject to any contrary resolution accepted by the Board of Directors, a member of the Board of Directors may at any time call a Board of Directors’ meeting, and the secretary shall be required on the request of such member to convene a Board of Directors’ meeting.

78. (a)    Any notice of a Board of Directors’ meeting can be given orally, by telephone, in writing, or by facsimile, or telefax provided that the notice is given seventy two (72) hours before the time appointed for the meeting, unless all the members of the Board of Directors having received a shorter notice, shall agree to such a shorter notice.  Such notice shall include reasonable details on all subjects on the agenda.

(b)   Prior and timely notice of the convening of a Board of Directors’ meeting shall be given to all directors.

(c)   All acts and determinations of the Board of Directors shall be determined by a simple majority of those attending unless a Special Resolution is required with respect to such resolution.

(d)   Members of the Board Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at the meeting.

DELEGATION OF POWER

79. (a)    Subject to the provisions of the Law, the Board of Directors may delegate any of their powers to committees consisting of such member or members of their body as they deem fit and may, from time to time, revoke such delegation or alter the composition of any such committee.

(b)   In the exercise of any power delegated to it by the Board of Directors all committees shall conform to any regulations that may be imposed upon them by the Board of Directors, if there shall be any such regulation.  If no such regulations are adopted by the Board of Directors or if there are no complete and encompassing regulations, the committees shall act pursuant to these Articles dealing with organization of meetings, meetings and functions of the Board of Directors, mutatis mutandis, and insofar as no provision of the Board of Directors shall replace it pursuant to this Article 79.

80.   Subject to the provisions of the Law, all actions performed in a bona fide fashion by the Board of Directors or by a committee of the Board of Directors, or by any person acting as a director or as a substitute shall be as valid, even if at a later date a flaw shall be discovered in the appointment of such a director or such a person acting as aforesaid, or that all or some of them were unfit as if each and every one of those persons shall have been duly appointed and fit to serve as a director or substitute as the case may be.

GENERAL MANAGER

81. (a)    The Board of Directors may from time to time appoint one or more persons, whether or not he is a member of the Board of Directors, as the General Manager of the Company, either for a fixed period of time or without limiting the time that he or they will stay in office, and they may from time to time (subject to any provision in any contract between him or them and the Company) release him or them from their office and appoint another or others in his or their place.

(b)   The Board of Directors may from time to time subject to the provisions of the Law, grant and bestow upon the General Manager, at that time, those powers and authorities that it exercises pursuant to these Articles, as it shall deem fit, and may grant those powers and authorities for such period, and to be exercised for such objectives and purposes and in such time and conditions, and on such restrictions, as it shall decide; and it may grant such authorities whether concurrently with the Board of Directors’ authorities in that area, or in excess of them, or in place thereof or any one of them, and it can from time to time revoke, repeal, or change any one or all of those authorities.

(c)   The General Manager shall be responsible, within the boundary of the policy determined by the Board of Directors and subject to its direction, for: (i) the preparation and the carry out of the annual operating plan of the Company; and (ii) the day to day operation of the Company’s business.

(d)   The General Manager shall have all the powers of management and implementation, which by this Law or by the Articles were not vested in another organ of the Company, and he shall be subject to the supervision of the Board of Directors.

(e)   The General Manager may, subject to the approval of the Board of Directors, delegate powers to others.

(f)    The General Manager shall inform the Board of Directors of any extraordinary matter that is substantive for the Company.

(g)   The General Manager shall submit reports to the Board of Directors on subjects, at times and to an extent, as the Board of Directors will prescribe.

(h)   The Chairman of the Board of Directors may, at any time at his own initiative or on decisions by the Board of Directors, demand reports from the General Manager on subjects related to the Company’s affairs.

(i)    If a notice or report from the General Manager requires action on the part of the Board of Directors, the Chairman of the Board of Directors shall convene a meeting of the Board of Directors without delay.

(j)    Notwithstanding the aforesaid in Article 79 the wages of the General Manager shall be determined from time to time by the Board of Directors (subject to any provision in any contract between him and the Company) and it may be paid by way of a fixed salary or commission or dividends, or a percentage of profits or the Company profit turnover or of any other Company that the Company has an interest in, or by participation in such profits, or in one or more of the aforementioned methods.

MINUTES

82. (a)    The directors shall cause minutes to be taken of all General Meetings of the Company, of the appointments of officers of the Company, of Board of Directors’ meetings and of committee meetings that shall include the following items:

(i)   the names of the members present,  (ii) the results of the vote; and (iii) the resolutions adopted.

(b)   The minutes of any General Meeting shall serve as prima facie proof as to the facts in the minutes if the minutes are signed by the Chairman of the Board of Directors or by the Chairman of said meeting.

RESOLUTION IN WRITING

83. A resolution in writing, in accordance with the Law, signed by the Chairman of the Board of Directors, or of a committee thereof, provided that all of the members of the Board of Directors or a committee have agreed to adopt such resolution without convening a meeting in writing or by facsimile or telefax or e-mail, shall be valid for every purpose as a resolution adopted at a Board of Directors’ or committee meeting, as the case may be, that was duly convened and held.  In place of a director the aforesaid resolution may be signed and delivered by his substitute or his attorney or his substitute’s attorney.

STAMP AND SIGNATURES

84. (a)    The Company may have a rubber stamp.  The directors shall ensure that such a stamp is kept in a safe place.

(b)   The Board of Directors may designate and authorize any person or persons (even if they are not members of the Board of Directors) to act and to sign in the name of the Company, and the acts and signatures of such a person or persons shall bind the Company, insofar as such person or persons have acted and signed within the limits of their aforesaid authority.

(c)   The printing of the name of the Company by a typewriter or by hand next to the signatures of the authorized signatories of the Company, pursuant to Article 84(b), shall be valid as if the rubber stamp of the Company was affixed.

BRANCH REGISTERS

85. The Company may, subject to the provisions of the Law keep in every other country where those provisions shall apply, a register or registers of members living in that other country as aforesaid, and to exercise any other powers referred to in the laws with respect to such branch registers.

SECRETARY, OFFICERS, ATTORNEYS AND OTHERS

86. (a)    The Board of Directors may appoint a secretary of the Company upon the conditions that they seem fit.  The directors may as well, from time to time, appoint an associate secretary who shall be deemed to be the secretary for the period of his appointment.

(b)   The Board of Directors may, from time to time appoint to the Company, officers, workers, agents and functionaries to permanent, temporary or special positions, as they shall, from time to time, see fit and set compensation for them.

(c)   The Board of Directors may, at any time and from time to time, authorize any Company, firm, person or group of people, whether this authorization is done by the Board of Directors directly or indirectly, to be the attorneys in fact of the Company for those purposes and with those powers and discretions which shall not exceed those conferred upon the Board of Directors or that the Board of Directors can exercise pursuant to these Articles, and for such a period of time and upon such conditions as the directors deem proper, and every such authorization may contain such directives as the Board of Directors deems proper for the protection and benefit of the persons dealing with such attorneys.

DIVIDEND

87.  (a)   Subject to the provisions of these Articles, and subject to any other rights and conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, the profits of the Company shall be distributable to the members of the Company according to the proportion of the nominal value paid up on account of the shares held by them at the date so appointed by the Company, without regard to the premium paid in excess of the nominal value.  Actual distribution, setting aside or declaration of dividend requires a decision of the Board of Directors.

(b)   The Board of Directors may issue any share upon the condition that a dividend shall be paid at a certain date or that a portion of the declared dividend for a certain period shall be paid, or that the period for which a dividend shall be paid shall commence at a certain date, or a similar condition, all as decided by the Board of Directors.  In every such case, subject to the provision mentioned in the beginning of this Article, the dividend shall be paid in respect of such a share in accordance with such a condition.

88. At the time of declaration of a dividend the Company may decide that such a dividend shall be paid in part or in whole, by way of distribution of certain properties, especially by way of distribution of fully paid up shares or debentures or debenture stock of the Company, or by way of distribution of fully paid up shares or debentures or debenture stock of any other Company or in one or more of the aforesaid ways.

89. The directors may, from time to time, pay to the members on account of the forthcoming dividend such interim dividend as shall be deemed just with regard to the situation of the Company and subject to provisions of Sections 301 to 307 of the Law.

90. The Board of Directors may put a lien on any dividend on which the Company has a charge, and it may use it to pay any debts, obligations or commitments with respect to which the charge exists.

91. A transfer of shares shall not transfer the right to a dividend which has been declared after the transfer but before the registration of the transfer.  The person registered in the register as a member on the date appointed by the Company for that purpose shall be the one entitled to receive a dividend.

92. The Company may declare a dividend to be paid to the members, at a General Meeting, according to their rights and benefits in the profits and to decide the time of payment.  A dividend in excess of that proposed by the Board of Directors shall not be declared.  However, the Company may declare at a General Meeting a smaller dividend.

93. A notice of the declaration of a dividend, whether an interim dividend or otherwise, shall be given to the members registered in the register, in the manner provided for in these Articles.

94. If no other provision is given, the dividend may be paid by check or payment order to be mailed to the registered address of a member or person entitled thereto in the register or, in the case of registered joint owners, to the addresses of one of the joint owners as registered in the register.  Every such check shall be made out to the person it is sent to.  The receipt of the person who, on the date of declaration of dividend, is registered as the holder of any share or, in the case of joint holders, of one of the joint holders, shall serve as a release with respect to payments made in connection with that share.

95. (a)    If at any time the share capital shall be divided into different classes of shares, the distribution of fully paid up shares, from funds pursuant to Article 94 below, shall be made in one of the two following manners as to be decided upon by the Board of Directors:

(i)    In such a manner so that all the holders of a share entitled to fully paid up shares shall receive one uniform class of shares; or

(ii)    In such manner so that each holder of shares entitled to fully paid up shares as aforesaid shall receive shares of the class of shares held by him and entitling him to fully paid up shares, as aforesaid.

(b)   In order to give effect to any resolution in connection with distribution of dividends, or distribution of property, fully paid-up shares or debentures, the Board of Directors may resolve any difficulty that shall arise with distribution as it shall deem necessary, especially to issue certificates for fractional shares and to determine the value of certain property for purposes of distribution, and to decide that payment in cash shall be made to the member on the basis of the value decided for that purpose, or that fractions the value of which is less than one New Israeli Shekel shall not be taken into account for the purpose of co-ordinating the rights of all the parties.  The Board of Directors shall be permitted, in this regard, to grant cash or property to trustees in escrow for the benefit of persons entitled thereto, as the directors shall see beneficial.  Wherever required, an agreement shall be submitted to the registrar of companies and the directors may appoint a person to execute such an agreement in the name of the persons entitled to a dividend, property, fully paid up shares or debentures as shares or debentures as aforesaid, and such an appointment shall be valid.

(c)   The Company shall not be obligated to pay interest on a dividend.

(d)   The Board of Directors may, with respect to all dividends not collected within one year after their declaration, invest or use them in another way for the benefit of the Company, until they shall be demanded.  The Company shall not pay interest for dividends or interest not collected.

ACCOUNTS AND AUDIT

96.  (a)   The Board of Directors shall cause correct accounts to be kept in accordance with the provisions of the Law or any other applicable law:

(i)    of the assets and liabilities of the Company;

(ii)    of any amount of money received or expended by the Company and the matters for which such sum of money is expended or received; and

(iii)   of all purchases and sales made by the Company.

(b)   The account books shall be kept in the office or at such other place as the Board of Directors deem fit and they shall also be open for inspection by the directors.

97. The Company shall prepare (i) financial reports that shall include a balance sheet as of December 31, and a profit and loss account for the preceding financial year; and (ii) unaudited, but reviewed quarterly financial statements within forty five (45) days after the end of each quarter.  In addition, the Company shall prepare any additional financial reports as shall be required by accepted bookkeeping rules.

98.  (a)     The company shall prepare annual financial reports within three (3) months following the end of each fiscal year.  At least once in every fiscal year the accounts of the Company shall be audited and the correctness of the profit and loss account and balance sheet certified by one or more duly qualified auditors.

(b)   The appointment, authorities, rights and duties of the auditor(s) of the Company, shall be regulated by the Board of Directors and applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the members in the General Meeting may, by Ordinary Resolution, act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors to fix such remuneration subject to such criteria or standards, and if so such criteria or standards, if any, as may be provided in such Ordinary Resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s).

NOTICES

99. A notice or any other document may be served by the Company upon any member either personally or by sending it by facsimile, or telefax, addressed to such member at his address, wherever situated, as appearing in the register of members.

100. All notices directed to be given to the members shall, with respect to any shares to which persons are jointly entitled, be given to one of the joint holders, and any notice so given shall be sufficient notice to the holders of such share.

101. Prior and timely notice of the convening of a General Meeting shall be given to each applicable shareholder, wherever situated, at the last address provided by such shareholder.  Any member registered in the register who shall, from time to time, furnish the Company with an address at which notices may be served, shall be entitled to receive all notices he is entitled to receive according to these Articles at that address.

102. A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending it through the post in a prepaid letter or postcard or telefax, addressed to them by name, at the address, if any, in Israel furnished for the purpose by the persons claiming to be so entitled or, until such an address has been so furnished, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

103. Any notice or other document if served or sent by post shall be deemed to have been served or delivered ten (10) days after the time when the letter or postcard or telefax containing the same was delivered to the post or at such time as the telefax was sent, and in proving such service it shall be sufficient to prove that the letter or postcard or telefax containing the notice was properly addressed and delivered at the post office or sent by telefax.  Any list kept in the ordinary manner in any mail list of the Company or any copy of any telefax in the Company’s possession shall be prima facie proof of the delivery.

104. (a)    In any case where it is necessary to give prior notice of a certain number of days or a notice valid for a certain period, the date of delivery shall be taken into account in the number of days or period.

(b)   In addition to, but not as substitution therefore, the furnishing of a notice pursuant to the above Articles 99-104, the Company may furnish a notice to the shareholders entitled to receive notice, or to part of them, by publication of a notice in a newspaper distributed in the area wherein the office is located, or any other place, in Israel or abroad, as the Board of Directors shall determine.

REORGANIZATION OF THE COMPANY

105. Subject to the provisions of these Articles, at the time of sale of the Company’s material assets the Board of Directors may, or at the time of liquidation of the Company the liquidators may, if authorized by a  Special Resolution of the Company, receive shares paid in full or in part, debentures or other securities of any other Company, whether already existing at that time or whether about to be established for the purpose of acquiring the property of the Company, or a part thereof.  The Board of Directors (if the profits of the Company so permit) or the liquidators (at the time of liquidation) may distribute among the members the shares or aforesaid securities or any other property of the Company without realizing them, or deposit them with trustees for the members, and every Special Resolution can resolve as to the distribution or the setting aside of cash, the shares or other securities and the rights or property of the Company in a manner not entirely identical with the legal rights of the members of the Company, or its participants, and such resolution may value the securities or property aforesaid at such price and in such manner as the meeting shall decide.  All shareholders shall be required to accept all valuation or distribution decided as aforesaid and to waive all their rights in this regard, except, in the case where the Company is at a liquidation stage or in the process of liquidation, with respect to such legal rights (if any) which according to the provisions of the law cannot be altered or renounced.

INSURANCE

106. Subject to the provisions of the Law and to the extent permitted under law, and subject further to Article 111, the Company may enter into a contract for the insurance of all or part of the liability of any of its Office Holders (as such term is defined in the Law) imposed on him in consequence of an act which such Office Holder has performed by virtue of being an Office Holder, including, in respect of one of the following:

(a)   a breach of his duty of care to the Company or to another person;

(b)   a breach of his fiduciary duty to the Company; provided that the Office Holder acted in good faith and had reasonable cause to assume that such act would not prejudice the interests of the Company;

(c)   a financial obligation imposed on him in favor of another person; and

(d)   any other circumstances arising under the law with respect to which the Company may, or will be able to, insure an Office Holder of the Company.

INDEMNITY

107. Subject to the provisions of the Law and to the extent permitted under any applicable law, and subject further to Article 111, the Company may indemnify an Office Holder, retroactively, in respect of any liability or expense for which indemnification may be provided under the Law, including the following liabilities or expenses, imposed on such Office Holder or incurred by him in consequence of an act which he has performed by virtue of being an Office Holder:

(a)   a financial liability imposed on such Office Holder in favor of any person pursuant to a judgment, including a judgment rendered in the context of a settlement or an arbitrator’s award approved by a court; the term “person” in this Article 107 shall include, without limitation, a natural person, firm, partnership, joint venture, trust, company, corporation, limited liability entity, unincorporated organization, estate, government, municipality, or any political, governmental, regulatory or similar agency or body;

(b)   reasonable Litigation Expenses (as defined below) expended incurred by an Office Holder as a result of an investigation or any proceeding instituted against him by an authority that is authorized to conduct an investigation or proceeding, and that was concluded without filing an indictment against the Office Holder and without imposing on the Office Holder a financial obligation in lieu of a criminal proceeding, or that was concluded without filing an indictment against the Office Holder but with imposing a financial obligation in lieu of a criminal proceeding in an offence that does not require proof of mens rea.  In this section the terms “conclusion of a proceeding without filing an indictment in a matter in which a criminal investigation has been instigated” and “financial liability in lieu of a criminal proceeding” shall have the meaning ascribed to such terms under the Law.  The term “Litigation Expenses” in this Article 107 shall include, without limitation, attorneys’ fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any claim relating to any matter for which indemnification hereunder may be provided;

(c)   reasonable litigation expenses, including attorneys’ fees, incurred by an Officer or charged to him by a court, in a proceeding instituted against him by the Company or on its behalf or by another person, or in a criminal charge from which he was acquitted or in which he was convicted of an offence that does not require proof of mens rea; and

(d)   any other event, occurrence or circumstances in respect of which the Company may lawfully indemnify an Office Holder of the Company.

108. Subject to the provisions of the Law and to the extent permitted under law, and subject further to Article 107, the Company may undertake to indemnify an Office Holder, in advance, in respect of the following liabilities or expenses, imposed on such Office Holder or incurred by him in consequence of an act which he has performed by virtue of being an Office Holder:

(a)   As set forth in Article 107(a), provided that the undertaking to indemnity shall be limited to events which the Board of Directors believes are predictable in light of the Company’s business de facto at the time the undertaking to indemnify is granted, and to amounts or criterion that the Board of Directors had determined to be reasonable in the circumstances, and that the undertaking to indemnity shall specify such predictable event and the amounts or criterion so determined.

(b)   As set forth in Articles  107(b) to 107(c), and to the extent permitted by law, in Article  107(d).

RELEASE

109. Subject to the provisions of the Law and to the extent permitted under law, and subject further to Article 111, the Company may release, in advance, an Office Holder from all or any part of the liability due to damages arising out of the breach of duty of care towards the Company.

GENERAL

110. Notwithstanding anything to the contrary contained herein and subject to applicable law, these Articles are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification:

(a)   in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder; and/or

(b)   in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law;

provided that if the Company has an Audit Committee, the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Audit Committee of the Company.

111. Notwithstanding anything to the contrary in these Articles or any other agreement or instrument, the Company shall not insure, indemnify or release the Office Holder with respect to events or circumstances for which insurance, indemnification or release are not permitted under law.

112. Any amendment to the Companies Law or other applicable law adversely affecting the right of any Office Holder to be indemnified, insured or released pursuant to Articles 106 to 110 above shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

WINDING UP

113. (a)    In the event of winding up of the Company, the Company’s property distributable among the shareholders shall be distributed in the rate proportionate to the sum paid on account of the nominal value of the shares held by them, of any class, without taking into account premiums paid in excess of the nominal value.

(b)   If the Company is voluntarily wound up, the liquidators may, divide among the members the property as is, and they shall be entitled with a similar authorization to deposit any part of the Company’s property with trustees in escrow for the benefit of members, as they deem correct.  A resolution confirming such a distribution may confirm also a distribution in a manner other than in accordance with the legal rights of the members and it may grant special rights to any class of members.  However, in the event of the adoption of a resolution enabling a distribution not in accordance with the legal rights of the members, a member adversely affected thereby shall have the right to object pursuant to the provisions of the Law.

WINDING UP OF BUSINESS

114. In the event that at the time of liquidation of the Company the Company’s property available for distribution among the members shall not suffice to return all the paid up capital and subject to, and without derogating from, any rights or surplus rights or existing restrictions at that time of any special class of shares forming part of the capital of the Company, such property shall be divided so that the losses shall, as much as possible, be borne by the members in a pro-rata rate to the paid up capital or that shall have been paid at the commencement of the liquidation on the shares held by each of them.  If, at the time of liquidation, the Company’s property designated for distribution among the members is in excess of the amount necessary for the return of all capital paid up at the beginning of the liquidation, it shall belong and be delivered to the members pro rata to the amount paid on the nominal value of each share held by them at the commencement of the liquidation.